Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Avista Healthcare Public Acquisition Corp. on Form S-4 of our report dated March 28, 2017, with respect to our audits of the financial statements of Avista Healthcare Public Acquisition Corp. for the year ended December 31, 2016 and for the period from December 4, 2015 (inception) through December 31, 2015, which report appears in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
November 22, 2017